Exhibit 99.1 to Form 8-K
For Immediate Release
Contact: Harry R. Kraatz
415-296-5128

FiNet.com Announces Appointment of
Harry R. Kraatz as Chief Restructuring Officer

            Walnut Creek, California, April 14, 2003 -- FiNet.com, Inc. (OTCBB:FNCM) and its wholly owned subsidiaries (the “Company”) today announced that Harry R. Kraatz, T.E.G., Inc. has been retained and appointed as the Chief Restructuring Officer, a newly created position.

            As previously reported, the Company has temporarily discontinued all operations and is considering alternatives to the present business which include modifications of its previous business plan and the possible sale or licensing of certain assets.  Mr. Kraatz has been retained to oversee the management and reorganization of the Company’s business including assisting the Company with restructuring its balance sheet, reducing costs and implementing a revised strategic plan.  Mr. Kraatz has experience in the reorganization process and has served as the Responsible Person, a Trustee, and has chaired unsecured creditor committees.

About FiNet.com

FiNet.com, Inc., through its wholly owned subsidiaries, is a leading e-commerce provider of financing services that facilitate home ownership, including a variety of loan products and automated services for mortgage broker businesses. The Company offers online solutions to mortgage broker businesses through Monument Mortgage, Inc. at http://www.monument.com.

Safe Harbor

Certain statements in this press release, including statements regarding the anticipated development and growth of the Company's new business structure, the Company’s ability to continue as an ongoing concern, the Company’s ability to secure future financing requirements, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking'' statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, including but not limited to the Company's ability to obtain short-term financing through bank borrowings, debt, or equity offerings, to negotiate forbearance agreements with existing creditors, to develop and implement a business plan to bring the Company to profitability, actual results may differ materially from those expressed or implied by such forward-looking statements including but not limited to the Company filing for Chapter 11 bankruptcy protection. Investors are encouraged to read the “Risk Factors'' section of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which is on file with the Securities and Exchange Commission.

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